Exhibit 4.1.2

EXECUTION VERSION

PASSPORT SPECIAL OPPORTUNITIES MASTER FUND, L.P.

November 13, 2017

Overstock.com, Inc.

799 W. Coliseum Way

Midvale, Utah 84047

Attn: Glen Nickle

Re:  Amendment to Warrant W-2 Issued November 8, 2017

Ladies and Gentlemen:

Passport Special Opportunities Master Fund, L.P. (“Passport”), and Overstock.com, Inc., a Delaware corporation (the “Company”), are entering into this letter agreement (this “Amendment”) in order to amend numbered paragraph 1 of the Warrant To Purchase Shares of Common Stock of Overstock.com, Inc. numbered W-2 and issued November 8, 2017 by the Company to Passport (the “Warrant”).  Each capitalized term used and not otherwise defined herein shall have the meaning ascribed to it in the Warrant.

1.                                      Amendment.  Numbered paragraph 1 of the Warrant is hereby amended and restated to read in its entirety as follows:

“Term.  The right to subscribe for and purchase shares of Warrant Stock represented hereby shall commence on November 8, 2017 and shall expire at 5:00 p.m., Eastern time, on February 7, 2018 (such period being the “Term”); provided, however, that, if Holder shall determine that any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) shall be required, the expiration date of this Warrant shall be extended to 5:00 p.m., Eastern time, on the business day following the earlier of the expiration or early termination of the waiting period or the receipt of clearance by the agency responsible for HSR review; provided further, however, that it shall be a condition to any such extension of the expiration date of this Warrant that, on or before 5:00 p.m., Eastern time, on February 7, 2018, Holder shall have (a) delivered irrevocable notice of exercise of this Warrant in whole or in part in accordance with the terms hereof and (b) deposited an amount of consideration equal to the Warrant Price in effect on the date of such notice multiplied by the number of shares of Warrant Stock with respect to which this Warrant is then being exercised into an escrow account with an escrow agent and pursuant to an escrow agreement reasonably satisfactory to the Company and Passport.  Any such extension of the expiration date of this Warrant shall be effective only with respect to the number of shares of Warrant Stock as to which such irrevocable notice of exercise has been delivered as described herein.

2.                                      Effective Date; Ratification. The amendment set forth in numbered paragraph 1 of this Amendment shall be deemed effective immediately after the execution and delivery of the Warrant on and as of November 8, 2017. Except as set forth in numbered paragraph 1 of this

Amendment, the terms of the Warrant shall remain in effect and are hereby ratified in all respects.

3.                                      Miscellaneous.

(a)                                 Holder shall attach a copy of this Amendment to the Warrant, and any new or replacement Warrants issued pursuant to the terms of the Warrant shall have a copy of this Amendment attached thereto.

(b)                                 Each party represents and warrants to the other party hereto with respect to itself that this Amendment has been duly and validly authorized, executed and delivered and constitutes a valid, binding and enforceable agreement of such party in accordance with its terms, except as the same may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability generally of the rights of creditors.

(c)                                  This Amendment may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

(d)                                 This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the laws that might otherwise apply under applicable principles of conflicts of laws.

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If you are in agreement with the foregoing, please signify your acceptance of the agreements contained herein by executing this Amendment in the space provided below and returning an executed copy to the undersigned.

Very truly yours,

PASSPORT SPECIAL OPPORTUNITIES MASTER FUND, L.P.

By: Passport Capital, LLC, its investment advisor

By:	/s/ Joanne Poile
Name: Joanne Poile
Title: Chief Operating Officer

Accepted and agreed as of the date first above written:

OVERSTOCK.COM, INC.

By:	/s/ E. Glen Nickle
Name: E. Glen Nickle
Title: Vice President and General Counsel